Exhibit 99.1

For more information contact:
Tom Forsythe +001 763-764-6364
media.line@genmills.com

General Mills to Enter Exclusive Negotiations with PAI and Sodiaal on Acquisition of Yoplait
Interests

March 18, 2011 – Paris, France — General Mills announced today that it has entered into exclusive negotiations with PAI Partners and Sodiaal to purchase interests in Yoplait S.A.S., and affiliated companies.

General Mills’ binding offer includes a controlling role in the operating company and a 50 percent interest in the entity which owns Yoplait and related brands.

Negotiations are in progress, and consultation procedures with the respective works’ councils are being initiated.

Under the proposed transaction, General Mills will partner with Sodiaal in expanding and growing the Yoplait brand and businesses in France, Europe and around the world.

General Mills and Sodiaal have been successful business partners for decades. General Mills has licensed the Yoplait brand since 1977, and is Yoplait’s largest licensee. It has grown its Yoplait business to the clear leadership position in yoghurts in the United States, one of the world’s largest fresh dairy markets.

General Mills has been marketing food products in France for 50 years. Leading General Mills products, including Häagen-Dazs super-premium ice creams and Géant Vert vegetables, are also produced in France.

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About General Mills:

One of the world’s leading food companies, General Mills operates in more than 100 countries and markets more than 100 consumer brands, including Cheerios, Häagen-Dazs, Pillsbury, Nature Valley, Betty Crocker, Green Giant, Old El Paso, Progresso, Cascadian Farm, Muir Glen and more. Headquartered in Minneapolis, Minnesota, USA, General Mills had fiscal 2010 global net sales of US$16 billion, including the company’s $1.2 billion proportionate share of joint venture net sales.